Exhibit 10.3
Summary of Compensation Structure for Non-Associate Members of
Board of Directors of Abercrombie & Fitch Co., effective as of February 23, 2010
Officers of Abercrombie & Fitch Co. (the “Company”) who are also directors of the Company receive no additional compensation for services rendered as directors. Directors of the Company who are not employees, or as referred to by the Company, “associates”, of the Company or its subsidiaries (“non-associate directors”) receive:
•	an annual retainer of $55,000 (paid quarterly in arrears);
•	an annual retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and members of the Audit Committee who receive $40,000 and $25,000, respectively, and (ii) the Lead Independent Director of the Company who receives $35,000 for serving in that capacity. In each case, the retainers are paid quarterly in arrears; and
•	an annual grant of 3,000 restricted stock units (each of which represents the right to receive one share of Class A Common Stock, $0.01 par value, of the Company (the “Common Stock”), upon vesting).
The annual restricted stock unit grant is subject to the following provisions:
•	restricted stock units will be granted annually on the date of the annual meeting of stockholders of the Company;
•	the maximum market value of the underlying shares of Common Stock on the date of grant will be $300,000 (i.e., should the price of the Company’s Common Stock on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically reduced to provide a maximum grant date market value of $300,000);
•	the minimum market value of the underlying shares of Common Stock on the date of grant will be $120,000 (i.e., should the price of the Company’s Common Stock on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date market value of $120,000); and
•	restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability or upon a change of control of the Company.
Non-associate directors are also reimbursed for their expenses for attending meetings of the Company’s Board of Directors and Board committee meetings and receive the discount on purchases of the Company’s merchandise extended to all Company associates.